EXHIBIT 99.1

[GRAPHIC OMITTED] CPS
                                                       NEWS RELEASE
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    CONSUMER PORTFOLIO SERVICES INC. ANNOUNCES $245.0 MILLION SECURITIZATION

IRVINE, Calif. - March 29, 2006 - Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) announced that it closed a term securitization transaction today, issuing $245 million of Notes backed by automotive receivables.

In the transaction, qualified institutional buyers purchased $245,000,000 of Notes backed by automotive receivables originated by Consumer Portfolio Services. The Notes, issued by CPS Auto Receivables Trust 2006-A, consist of four classes. The ratings of the Notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by Financial Security Assurance Inc.

                                   Interest     Average                 Standard &    Moody's
   Note Class        Amount          Rate        Life        Price    Poor's Rating   Rating
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       A-1      $36.260 million    4.94278%   0.22 years    100.000        A-1+         P-1
       A-2      $88.956 million    5.22000%   1.00 years     99.997        AAA          Aaa
       A-3      $37.874 million    5.25000%   2.00 years     99.991        AAA          Aaa
       A-4      $88.910 million    5.33000%   3.30 years     99.984        AAA          Aaa

The weighted average effective coupon on the Notes is approximately 5.29%.

The 2006-A transaction has initial credit enhancement consisting of a cash deposit and first loss protection in the aggregate amount of 15.00% of the original receivable pool balance. That enhancement level is to be supplemented by accelerated payment of principal on the Notes to reach a combined level of 20.25% of the then-outstanding receivable pool balance.

The transaction utilized a pre-funding structure, in which CPS sold approximately $144.3 million of receivables today and plans to sell approximately $100.7 million of additional receivables during April 2006. This further sale is intended to provide CPS with financing for receivables originated primarily in the month of March.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 47 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems.

INVESTOR CONTACT

Charles E. Bradley
Consumer Portfolio Services
949-753-6800